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                                                                    Exhibit 99.1

[GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
--------------------------------------------------------------------------------
1099 North Meridian StreetITTED]
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                      April 30, 2007
       Unaudited First Quarter Report         Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


                              FOR IMMEDIATE RELEASE

         INDIANAPOLIS, INDIANA, APRIL 30, 2007--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced first quarter operating income, defined as net income before investment gains or losses, of $7.9 million, or $.52 per share, compared to operating income of $7.0 million, or $.47 per share, reported in 2006. Investment gains totaled $.5 million, or $.02 per share, during the current quarter and compare to investment gains of $7.0 million, or $.31 per share, in the prior year quarter. Including investment gains, first quarter net income was $8.2 million, or $.54 per share, compared to $11.6 million, or $.78 per share, for the first quarter of 2006.

Net premium earned by the Company's insurance subsidiaries increased by 2% from $43.2 million during the first quarter of 2006 to $44.2 million for the first quarter of 2007 aided by volume increases in the Company's independent contractor and small fleet products. In addition, the current quarter included $2.7 million in new reinsurance assumed premium as the result of the Company's affiliation with Paladin Castrophe Management These increases were partially offset by decreases in premiums from the Company's large fleet excess and private passenger automobile products.

Pre-tax investment income increased 6% from the first quarter of last year as increased yields in all categories of investments outpaced a 4% drop in average invested assets. After tax investment income increased 15% from last year reflecting the current higher concentration of municipal bonds.

The consolidated combined ratio of 88.2% produced an underwriting gain of $5.2 million compared to a combined ratio of 89.3% and an underwriting gain of $4.6 million for the first quarter of 2006. The consolidated loss and loss expense ratio decreased from 67.0% in the prior year period to 60.9%. The consolidated underwriting expense ratio of 27.3% compares to 22.3% for the 2006 first quarter. Including fee income, the consolidated combined ratio was 86.4% with all products generating underwriting profits in the current year's first quarter.

Net investment gains for the first quarter of 2007 were $.5 million compared to $7.0 million for the 2006 first quarter. The decrease in investment gains reflects a $.9 million loss from limited partnerships this quarter compared to $4.7 in gains in the 2006 quarter with the largest difference due to declines in the Indian markets this quarter while those markets were up during the first quarter last year.

Shareholders' equity increased $1.0 million (.3%) from December 31, 2006, after cash dividends paid during the quarter totaling $6.8 million ($.45 per share). Book value per common share outstanding was $23.66 at March 31, 2007, an increase of $.06 from year end 2006.

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CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for April 30, 2007 at 11:00 AM ET (New York Time) to discuss results for the first quarter ended March 31, 2007. To gain access to the webcast of this call, please log on to http://viavid.net/dce.aspx?sid=00003CD3 at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until June 30, 2007.

You may also access the webcast through a link on our investor relations page at WWW.BALDWINANDLYONS.COM.

To participate via teleconference, investors may dial 888-202-2422 (U.S./Canada) or 913-981-5592 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through May 7, 2007 by calling 888-203-1112 or 719-457-0820 and referencing passcode 8487072.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                Three Months Ended
                                                                     March 31,
                                                           -----------------------------
                                                               2007            2006
                                                           -------------    ------------
Operating revenue                                               $50,433        $ 49,641
Net investment gains                                                474           7,014
                                                           -------------    ------------

                                         TOTAL REVENUE          $50,907        $ 56,655
                                                           =============    ============

Operating income                                                $ 7,903         $ 6,997
Net investment gains,
   net of federal income taxes                                      308           4,559
                                                           -------------    ------------

                                            NET INCOME          $ 8,211        $ 11,556
                                                           =============    ============

Per share data - diluted:
   Average number of shares                                      15,157          14,889

   Operating income                                               $ .52           $ .47
   Net investment gains                                             .02             .31
                                                           -------------    ------------

                                            NET INCOME            $ .54           $ .78
                                                           =============    ============

Dividends paid to shareholders                                    $ .45           $ .35

Annualized return on average shareholders' equity:
   Operating income                                               10.2%            9.1%

   Net income                                                     10.6%           15.0%

Consolidated combined ratio of
  insurance subsidiaries (GAAP basis):
      Without fee income                                          88.2%           89.3%
      Including fee income                                        86.4%           86.8%

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FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.